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                                                                      Exhibit 99




NEWS RELEASE
------------



Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


                  Dynatronics Announces Third Quarter Results
                  -------------------------------------------

         Salt Lake City, Utah (May 14, 2007) - Dynatronics Corporation (NASDAQ:
DYNT) today announced results for its third fiscal quarter ended March 31, 2007. Sales for the quarter were $4,330,440, compared to $4,979,697 in the prior year period. Sales for the nine months ended March 31, 2007 were $12,897,679, compared to $14,568,959 in the prior year period.

         Net loss for the quarter was $81,389 ($.01 per share), compared to net income of $17,019 ($.00 per share) in the third quarter of the previous year. Net loss for the nine-month period was $299,984 ($.03 per share), compared to net income of $154,931 ($.02 per share) in the prior year period.

         "The past year has been one of the most challenging periods in our history," stated Kelvyn H. Cullimore Jr., company chairman and president. "Sales in the physical medicine market have shown a lingering weakness resulting in disappointing third quarter results. In addition, stiffer competition in the therapy market has also impacted the company's sales and margins.

         "The dynamics of the physical medicine market are changing," reported Cullimore. "Management is aggressively pursuing plans to position the company to compete more effectively within this changing marketplace. These plans include changing part of our distribution model, decreasing expenses and establishing strategic business partnerships. In addition, we will be introducing a new therapy product in June that will be a catalyst for increasing the company's sales and profit margins."

         "Profit margin percentages on the new unit are projected to be among the highest of any of our devices," added Larry K. Beardall, executive vice president of sales and marketing. "Importantly, we believe this new product will help practitioners obtain better reimbursement levels, while, at the same time, benefiting their patients with improved treatment outcomes."

         Dynatronics also began shipments of a new, motorized therapy treatment table the end of March and plans to introduce another new treatment table before the end of June.

         "Our strategic plans to reposition the company to be more competitive, together with the new product introductions, are expected to result in both short-term and long-term improvements in the company's financial results," added Cullimore.

         Dynatronics has scheduled a conference call for investors today, Monday, May 14, 2007, at 3 p.m. ET (1:00 p.m. MT). Those wishing to participate should call 800-839-9416 and use passcode: 1383812.

         A summary of the financial results for the quarter ended March 31, 2007, follows:

                         Summary Selected Financial Data
                           Income Statement Highlights

                                  Three Months Ended         Nine Months Ended
                                        March 31,               March 31,
                                ----------------------  ------------------------
                                   2007        2006        2007          2006
                                ----------  ----------  -----------  -----------

Net sales                       $4,330,440  $4,979,697  $12,897,679  $14,568,959

Cost of sales                    2,719,548   3,175,172    8,163,440    9,117,687
                                ----------  ----------  -----------  -----------

   Gross profit                  1,610,892   1,804,525    4,734,239    5,451,272

SG&A expenses                    1,368,680   1,312,920    3,938,693    3,884,398
R&D expenses                       328,980     430,363    1,153,736    1,276,329
Other expense, net                  45,570      33,294      129,588       38,352
                                ----------  ----------  -----------  -----------

   Income (loss) before
     income taxes                 (132,338)     27,948     (487,778)     252,193

Income tax expense (benefit)       (50,949)     10,929     (187,794)      97,262
                                ----------- ----------  -----------  -----------

   Net income (loss)            $  (81,389) $   17,019  $  (299,984) $   154,931
                                ==========  ==========  ===========  ===========

Net income (loss) per share
   (diluted)                    $    (.01)  $     .00   $      (.03) $       .02
                                ==========  ==========  ===========  ===========



                            Balance Sheet Highlights

                                                March 31,         June 30,
                                                  2007              2006
                                            --------------    ---------------

         Cash                               $      467,297    $      423,184
         Accounts Receivable                     3,009,736         3,022,991
         Inventories                             5,011,509         4,982,990
         Total current assets                    9,888,061         9,605,497
         Total assets                       $   14,530,591    $   14,523,655

         Accounts payable                   $      305,854    $      593,016
         Accrued expenses                          477,604           536,131
         Total current liabilities               2,829,605         2,215,350
         Total liabilities                       5,321,939         4,852,613
         Total liabilities and equity       $   14,530,591    $   14,523,655

         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2006, and its subsequent quarterly reports on Form 10-QSB.





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